Exhibit 10.2
7799 Leesburg Pike
North Tower, Suite 900
Falls Church, VA 22043
June 28, 2007
Mr. Joseph Sciacca
Vice President, Finance & CFO
Halifax Corporation
5250 Cherokee Avenue
Alexandria, VA 22312
Dear Mr. Sciacca:
It is my pleasure to inform you that Provident Bank has approved the renewal of the $10,000,000 Line of Credit to Halifax Corporation (“Halifax”).
This letter contains an overview of the terms and conditions of the approval and incorporates any changes approved with this renewal, which are underlined for your reference. Loan documentation will contain all of the terms and conditions and will be delivered for your review and approval upon acceptance of this commitment:

Lender:	Provident Bank

Borrower:	Halifax Corporation and subsidiaries to include Microserv LLC, Halifax Engineering, Inc and Halifax AlphaNational Acquisition Inc. and any other current or future subsidiary with Total Assets in excess of $100.

Credit
Facility:	change: $10,000,000.00, Revolving Line of Credit (“Revolving Line”) of which $1,000,000 will available as an Auxiliary Revolving Facility (“Auxiliary Facility”)

Purpose:	Line of Credit — Short-term working capital purposes including the finance of contract accounts receivable Auxiliary Revolving Facility — To fund ramp up costs related to new contracts

Advances:	Borrowings under this line are available up to:
•	85% of US Government assigned and billed invoices, non-assigned state and local government, subcontract or commercial receivables, all aged less than ninety (90) days from invoice date (the Revolving Line “Borrowing Base”). Examples of ineligible receivables include, but are not limited to retention, unbilled, progress work not billed, milestone work not billed, etc.

There is no concentration cap on US Government contracts; however, there is a $2,000,000 cap on HP, a $4,000,000 cap on IBM Corporation, a $1,500,000 capon Wincor, a $1,500,000 cap on Dell, $1,500,000 cap on StorageTek and a $500,000 cap on all other receivables.

Mr. Joseph Sciacca
Halifax Corporation
Commitment Letter
June 28, 2007

Receivable payments will be deposits into ARTS cash collateral account #76-65310763. The Borrowing Base will be monitored in ARTS with minimum bimonthly uploads.

•	25% of eligible inventory, which is deemed by Bank in Bank’s sole discretion to be eligible (the Auxiliary Facility “Borrowing Base”). Examples of ineligible inventory include, but are not limited to inventory delivered pursuant to the VDOT contract, etc. Eligible inventory will be that amount of inventory certified quarterly in the Certification Letter.

The Borrower cannot request any advances after March 31, 2007.

Copies of supporting documentation acceptable to the Bank must be submitted with each advance request.

If at any time a Borrowing Base is less than the outstanding principal balance under the Line of Credit, then the Lender shall require and the Borrower agrees to make an immediate paydown of the difference in excess of the Borrowing Base.

Interest
Rate & Fees:	a) Provident Bank Prime Rate floating + .25%, which was 8.50% as the date of this letter. Interest is due monthly payable in arrears.

b) change: Twenty-five (25) basis points fee on the average daily balance of unused committed funds to be paid quarterly in arrears on the last day of each fiscal quarter. A non-refundable commitment fee of twenty-five (25) basis points or $25,000 is payable on execution of this Commitment Letter.

c) Monthly ARTS fee(s) specified in Provident Bank’s schedule of fees, which are subject to change by the Bank from time to time on 30 days notice. As of the date of this letter the ARTS fee is $1,000 per month.

All fees and interest payments to be automatically deducted from operating account #20-65-310679.

Repayment:	The Credit Facility may be advanced, repaid and advanced during the term of the facility. Any outstanding principal balance shall be due and payable in full at this Credit Facility’s maturity described below unless renewed in writing by the Lender.

Auxiliary Facility — change: The amount outstanding on March 31, 2007 will be due at maturity.

Maturity:	Revolving Line — change: 1 year from closing, June 30, 2008.

Auxiliary Facility — change: December 31, 2006.

Mr. Joseph Sciacca
Halifax Corporation
Commitment Letter
June 28, 2007

Security:	This Credit Facility will be secured by:
•	A first priority, security interest in accounts receivable, contracts and contract rights now owned, inventory and all other business assets acquired and hereafter arising; and,

•	Assignment under the Federal Assignment of Claims Act of all U.S. Government prime contracts $100,000.00 or greater, and that are six months or longer in duration.

Conditions
Precedent:	change:
1.	Evidence that the notes subject to a subordination agreement dated March 6, 2002 between Provident Bank (successor bank to Southern Financial Bank) and subordinated debt holders, Research Industries, further assigned on June 29, 2005 to the Arch C Scurlock Children’s Trust and Nancy M Scurlock with the remaining principal balance of $500,000 each have been extended to July 1, 2009.

2.	The Bank’s consent, to be provided in writing, will be required prior to extending the end user contract with IBM for Wal-Mart. In support of its request, Halifax will provide financial projections, pricing models and such other supporting documentation, if and as requested by the Bank.

FINANCIAL REPORTING
REQUIREMENTS:	The Borrower shall provide information as reasonably requested by Lender from time to time. Additionally, the following financial statements, reports, and other documents of the Borrower are required for the Lender’s periodic and confidential review:

Bimonthly — Borrower shall upload its Account Receivable aging to the Provident ARTS system a minimum of bimonthly.

Quarterly — Borrower shall provide the following within 45 days of each fiscal quarter end:

(a) 10Q filing
(b) Certification letter stating the amount of eligible inventory outstanding at each location.
(c) Contracts backlog report as of the fiscal quarter ended.
(d) Certification that Eligible Receivables exclude receivables invoiced and collected by Halifax as agent for third parties.

Annually — Borrower shall provide the following within 120 days of each fiscal year end:

Mr. Joseph Sciacca
Halifax Corporation
Commitment Letter
June 28, 2007

(a) Audited year-end corporate financial statements prepared by an independent accounting firm acceptable to the Lender with a copy of the related 10K;
(b) Corporate Federal year-end tax returns and state returns as requested at the discretion of the Lender, or extensions if applicable until the return is filed;
(c) Customer and vendor listings including contact name, addresses and telephone numbers.

COVENANTS:	Until such time as the Credit Facilities are repaid in full and cancelled in writing, the Borrower agrees to abide by the following financial covenants:
•	Borrower shall maintain a Current Ratio (defined as Current Assets over Current Liabilities) equal to or greater than 1.4 to 1, measured by Lender on June 30, 2006 and quarterly thereafter.

•	Minimum Tangible Net Worth (defined as Net Worth excluding intangibles such as, but not limited to, goodwill and intangible assets) plus Subordinated Debt equal to or greater than $4,000,000 as of June 30, 2006 and quarterly thereafter.

•	Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt equal to or less than 4.00 as of June 30, 2006 and quarterly thereafter.

•	Borrower shall maintain a Debt Service Coverage Ratio equal to or greater than 1.25, defined as EBITDA divided by (Interest Expense plus the current portion of Long Term Debt excluding Sub Debt for the prior quarter period), measured by Lender on June 30, 2006 and quarterly thereafter.

EBITDA means the sum of (i) net income, plus (ii) depreciation expense and amortization, plus (iii) interest expense, plus (iv) taxes, all determined in accordance with GAAP and less (vi) extraordinary items.

•	Prior written consent from the Lender for any and all business mergers, acquisitions or sales.

•	No additional debt shall be taken by Halifax (with the exception of (a) trade debt and (b) purchase financing not to exceed $250,000 per annum) and Halifax shall make no guarantees without the prior written consent of Lender.

•	Prior written notice and consent by the Lender for change in ownership of 25% or more of the common stock.

•	No dividends or distributions are to be paid to stockholders without the prior written consent of the Lender.

•	The sale of any contract must be approved by the Lender in writing.

•	The Lender is to be advised immediately if any contract with annual revenues in excess of $250,000 per annum is cancelled.

Mr. Joseph Sciacca
Halifax Corporation
Commitment Letter
June 28, 2007

•	Borrower’s operating accounts shall be maintained with Lender for the term of the Credit Facility and all other outstanding facilities with Provident Bank.

•	Operating accounts shall be set up with automatic payment of interest and fees.

•	Please continue to inform all account debtors (clients) that invoice payments (if by paper checks) are to be remitted to the address indicated below or (if electronic EFT, ACH or FedWire) to the Borrower’s cash collateral account:

By Check:	By Electronic Transfer:
Halifax Corporation	Halifax Corporation
P.O. Box 9002	Cash Collateral Account #76-65310763:
Warrenton, VA 20188	Provident Bank ABA# 2520 7301 8

OTHER TERMS: Third Party
Security Interest:	Under the provisions of Contract #844 with VDOT/VRS a security interest may be filed by a third party for financing in the ordinary course of business; provided, however, that those receivables will be excluded from the Borrowing Base.
Collateral
Examination:	A full-scope collateral examination shall be conducted prior to closing and on a semi-annual basis thereafter. Such exams shall be conducted at any reasonable time, and from time to time, during normal business hours agreed to by the Borrower:

(a) To permit the Lender, or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account;
(b) To visit the properties of the Borrower and any related entity; and
(c) To discuss the affairs, finances, and accounts of the Borrower and any related entity with any of their respective officers, directors, and Borrower’s independent accountants.

Expenses associated with the collateral examinations will be the sole responsibility of the Borrower.

Commercial
Insurance:	Lender requires that Borrower continue to provide acceptable commercial insurance coverage of its business assets by endorsing its existing commercial policy as “Lenders Loss Payable Clause and Additional Insured,” then having an insurance certificate delivered to the Lender annually.

Expenses:	Upon receipt of this accepted Commitment Letter, loan documentation acceptable to the Lender required to evidence this Credit Facility will be delivered to Borrower for its review. The Borrower agrees to pay directly or reimburse the Lender for all costs associated with this Credit Facility, including loan documentation, legal expenses, search fees, and filing fees, if any.
The provisions of this Commitment Letter will remain in full force and effect until this Credit Facility is paid in full.

Mr. Joseph Sciacca
Halifax Corporation
Commitment Letter
June 28, 2007

If the terms and conditions of this Credit Facility are acceptable to you, please so indicate by signing and returning the original of this commitment letter to my attention on or before June 30, 2007, after which time this offer of credit may expire at the Lender’s option.
The Credit Facility shall be settled and closed on or before July 5, 2007, after which time this offer of credit may expire at the Lender’s option.
We appreciate the opportunity to continue to provide this Line of Credit for Halifax and hope that it contributes to the financial success of the company. Should you have questions, please call me at 703.442.4287.
Sincerely,

/s/ E. Gaye Boyette
E. Gaye Boyette
Senior Vice President
AGREED to and ACCEPTED this _____ day of June 2007
HALIFAX CORPORATION

By:
Joseph Sciacca, Vice President, Finance and CFO